Consent of Independent Registered Public Accounting Firm

The Board of Directors of The Dreyfus/Laurel Funds, Inc.:

We consent to the use of our reports, dated October 30, 2015, with respect to the financial statements of Dreyfus Core Equity Fund and Dreyfus Floating Rate Income Fund, each a series of The Dreyfus/Laurel Funds, Inc., as of August 31, 2015, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

December 23, 2015